Exhibit 4.8

BHP Billiton Limited Group Incentive Scheme

(approved by shareholders at the AGM on 04.11.02, as amended and approved by shareholders at the AGM on 22.10.04)

Group Incentive Scheme

Table of Contents

1.	Purpose		1

2.	Definitions and interpretation		1

	2.1	Definitions	1

	2.2	Interpretation	5

3.	Invitation to participate		6

	3.1	Invitations	6

	3.2	Acceptance Form	7

	3.3	Participants	7

	3.4	Confirmation	7

4.	RemCo Discretion		8

5.	STI Amount		8

6.	Election		9

7.	Deferred Shares		9

	7.1	Grant of Deferred Shares	9

	7.2	Number of Deferred Shares	9

	7.3	Exercise or Award of Deferred Shares	9

	7.4	Exercise or Award Price	10

8.	Options		10

	8.1	Grant	10

	8.2	Number of Options	10

	8.3	Exercise of Options	11

	8.4	Exercise Price	11

9.	Minimum Shareholding Requirement		11

	9.1	Setting requirement	11

	9.2	Application of Holding Lock	11

	9.3	Shares already held	12

	9.4	Enforcement by RemCo	12

	9.5	Release Request	12

10.	Other provisions		12

	10.1	New issues	12

	10.2	Grant Period	12

	10.3	Securities Dealing Code	12

	10.4	Security Interest	13

	10.5	Rounding	13

	10.6	Exercise procedure	13

	10.7	Lapse	13

	10.8	Not transferable	13

	10.9	Dividend Equivalent Payment	13

11.	Events		14

12.	Leaver Provisions		14

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Group Incentive Scheme

	12.1	Uncontrollable Event, Termination by Mutual Agreement or Retirement	14

	12.2	Controllable Event	14

	12.3	Dismissal	15

	12.4	Current Performance Year	15

	12.5	Leaving before grant	15

	12.6	Other Leavers	15

	12.7	Global Mobility	16

13.	Joining Provisions		16

14.	Temporary or Unpaid Leave		16

15.	Breach, fraud or dishonesty		17

16.	Takeover, Reconstruction and Winding Up		17

17.	Commencement		17

18.	Administration of the Scheme		17

19.	Amendment of the Scheme		18

	19.1	Amendments	18

	19.2	Shareholder approval	18

	19.3	Minor Alterations	19

	19.4	Listing Rules	19

20.	Issue limitations		19

	20.1	10% in 10 years	19

	20.2	5% in 10 years	19

	20.3	Exclusions	19

21.	No interest or right until grant or exercise		19

22.	Ranking and Listing		20

23.	Capital Events		20

	23.1	Variation of Capital	20

	23.2	Adjustments	20

	23.3	Notice of Variation	20

24.	Law, Listing Rules and the Constitution		20

25.	Rights of Participants		20

26.	Termination and suspension		21

27.	General		21

	27.1	Costs and Expenses	21

	27.2	Withholding	21

	27.3	Data protection	22

	27.4	Mistaken Recipient	22

	27.5	Dispute	23

	27.6	Notices	23

	27.7	Governing Law	23

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Group Incentive Scheme

BHP Billiton Limited

Group Incentive Scheme

1.	Purpose

(a)	The Scheme is an integral part of the Company’s overall approach to competitive performance-based remuneration. The Scheme aims to reward an employee for meeting or exceeding his or her goals and aligning his or her activities to the Company’s charter values.

(b)	The Scheme is designed to develop a clear line of sight between individual goals, business objectives and reward. It is intended to bind members of the senior management team at BHP Billiton through a global performance reward arrangement which ensures his or her focus on the achievement of the global business strategy of BHP Billiton, while providing equity in employee reward throughout the global business.

(c)	The Scheme has 2 components – a short term incentive and a long term incentive. Both components of the reward are directly linked to individual performance as assessed against the business and an individual’s personal goals.

2.	Definitions and interpretation

2.1	Definitions

In this Scheme the following terms have the following meanings:

Allocate means granting an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.

ASX means Australian Stock Exchange Limited (ABN 98 008 624 691).

Award means the issue or transfer to a Participant of the Shares the subject of the Deferred Shares on the terms set out in the Scheme.

BHPB Securities Dealing Code means the Company’s Securities Dealing Code, as amended from time to time.

Board means the board of directors of the Company from time to time.

Bonus Amount means the bonus receivable by an Eligible Employee under the Scheme in respect of a Performance Year as determined by RemCo in accordance with section 3 of the Scheme and the processes established by RemCo from time to time.

Business Day means any day on which the ASX is open for trading.

Cash Payment means the payment of the Participant’s STI Amount.

Close Period has the meaning set out in the BHPB Securities Dealing Code.

Company means BHP Billiton Limited (ABN 49 004 028 077) whose registered office is at 180 Lonsdale Street, Melbourne, Victoria, Australia.

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Group Incentive Scheme

Confirmation means the confirmation issued by RemCo to each Participant in accordance with clause 3.4 and confirming the Participant’s STI Amount and LTI Amount for a Performance Year.

Constitution means the constitution of the Company.

Control Event means:

(a)	either:

(i)	a change of control of the Company within the meaning of section 50AA of the Corporations Act; or

(ii)	transactions have occurred or will occur which have resulted in or will or are highly likely to result in:

(A)	changes in the identity of more than one half of the existing Board members; or

(B)	the appointment of new Board members such that more than one half of the Board is newly appointed; or

(C)	persons who were entitled to cast more than one half of the votes that could be cast at a Board meeting prior to the changes occurring not being entitled to cast more than one half of the votes after the changes have occurred, which the Board determines in its discretion, acting reasonably (and after obtaining written advice from a leading commercial Queens Counsel or other equivalent Senior Counsel), to constitute or be equivalent to a change of control for the purposes of the Scheme;

(b)	when a Court sanctions a compromise or arrangement for the purposes of or in connection with a scheme for the amalgamation of the Company with any other company or companies other than Plc under Part 5.1 of the Corporations Act; or

(c)	when the Company passes a resolution for voluntary winding up or if an order is made for the compulsory winding up of the Company.

Controllable Event means resignation by a Participant from a Group Company.

Corporations Act means the Corporations Act 2001 (Cth).

Deferred Share means an option or a conditional right granted under clause 7 to acquire a Share on the terms set out in the Scheme.

Dismissal means termination of a Participant’s employment with a Group Company for cause, including unlawful or serious misconduct, as determined by RemCo in its absolute discretion.

Dividend Equivalent Payment means the payment of an amount equivalent to the amount of dividends that would have been payable to a Participant on and from the start of the Performance Year as if a Share had been issued or transferred to the Participant on that date instead of the Deferred Share or Option being granted in accordance with this plan, and accruing until the date on which the Deferred Share or Option is exercised by or Awarded to the Participant in accordance with this plan.

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Group Incentive Scheme

Eligible Employee means an Employee nominated by OCE or RemCo and whom RemCo determines in its absolute discretion is to participate in the Scheme and who has not given or been given notice of termination of employment.

Employee means any person who is in full-time or part-time employment of a Group Company.

Event means the occurrence of one of the circumstances described in clauses 12 to 16.

Grant Period means the period referred to in clause 10.2.

Gross Salary means an Eligible Employee’s gross annual base salary based on the lower of the salary as at 30 March and at 30 June in the Performance Year either, as determined by RemCo in its discretion, in the currency of the jurisdiction in which the Employee is located at the time of receipt of an Invitation or the US dollars equivalent, as calculated under the global net pay formula in operation at that time.

Group means the Company and its Subsidiaries from time to time and a Group Company means any one of them.

Holding Lock means a mechanism to prevent dealings with Shares issued or transferred to a Participant under the Scheme for the purposes of meeting any Minimum Shareholding Requirement.

Holding Lock Period means the period from the date on which a Holding Lock is placed on Shares until the earlier of:

(a)	the date the Shares are no longer required to be subject to a Holding Lock to meet the Minimum Shareholding Requirement;

(b)	the date on which a Participant ceases to be employed by a Group Company or a Plc Group Company; or

(c)	the date RemCo approves a request to release the Holding Lock made by a Participant under clause 9.5.

Invitation means an invitation to participate in the Scheme in respect of a Performance Year in accordance with clause 3.1.

Joint Electorate Action has the meaning given in the Sharing Agreement.

Law means the laws of Australia and any applicable legislation of the jurisdiction in which an Eligible Employee is located at the time of receipt of an Invitation.

Listing Rules means the listing rules of the ASX as amended from time to time.

LTI means the long term incentive in accordance with sections 6 to 10 of the Scheme.

LTI Amount means the amount of LTI for a Performance Year as specified in a Participant’s Confirmation.

LTI Proportion means the percentage of the LTI Amount which a Participant may elect to receive in the form of Deferred Shares or Options in accordance with clause 6, which will be specified in the Confirmation and which will total 100% of the LTI Amount.

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Group Incentive Scheme

Market Value means the market value of a Share on the relevant date as determined by RemCo in its discretion, but will not be less than the volume weighted average price of Shares over the 5 Business Days immediately prior to the relevant date.

Minimum Shareholding Requirement means the minimum value of Shares which a Participant must hold as determined by RemCo from time to time.

Non-Participation Form means a form by which an Eligible Employee can elect not to accept an Invitation in such form as RemCo may approve from time to time.

OCE means the Office of the Chief Executive.

Option means a right granted under clause 8 to acquire a Share on payment of the exercise price and otherwise on the terms set out in the Scheme.

Option Value means the value of an Option as at the date of grant as determined by RemCo based on a Black-Scholes valuation (or such other valuation method approved by RemCo which is not more beneficial to participants and which will be disclosed in the Annual Report) and taking into account the potential for Dividend Equivalent Payments, which value shall be confirmed by an independent actuary (approved by RemCo).

Participant means an Eligible Employee who is deemed to have accepted an Invitation and to whom an award is made under the Scheme.

Performance Year means the financial year in respect of which an award for that year is granted.

PDMR has the meaning set out in the BHPB Securities Dealing Code.

Plc means BHP Billiton Plc, a company incorporated in England and Wales with registered number 3196209, whose registered office is at Neathouse Place, London SW1V 1BH, England.

Plc Group means Plc and its subsidiaries from time to time as determined in accordance with English law and Plc Group Company means any one of them.

Plc Scheme means the Group Incentive Scheme of Plc.

Prohibited Period means a prohibited period as specified in the BHPB Securities Dealing Code, during which trading in the Company’s securities is restricted.

Relevant Interest means where a Participant:

(a)	is the holder of securities;

(b)	has the power to exercise, or control the exercise of, a right to vote attached to securities;

(c)	has the power to dispose of, or control the disposal of, securities; or

(d)	is the holder of vested (but unexercised) Deferred Shares where RemCo has set the amount payable upon exercise or Award of the Deferred Shares at zero or a nominal amount.

RemCo means the Remuneration Committee of the Board as constituted from time to time.

Restricted Persons has the meaning set out in the BHPB Securities Dealing Code.

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Group Incentive Scheme

Retirement means the cessation of employment of a Participant with a Group Company where the Participant has notified the company of his or her intention to permanently leave the workforce and where it is reasonable for the Remuneration Committee to conclude in its absolute discretion that the Participant is genuinely and permanently leaving the workforce.

Scheme means the Group Incentive Scheme of the Company.

Security Interest means a mortgage, charge, pledge, lien or other encumbrance of any nature.

Shares means fully paid ordinary shares in the capital of the Company.

Sharing Agreement means the DLC Structure Sharing Agreement between the Company and Plc dated 29 June 2001.

STI means the short term incentive in accordance with clauses 4 and 5 of the Scheme.

STI Amount means the amount of STI for a Performance Year as specified in a Participant’s Confirmation.

Subsidiary means a body corporate which is a subsidiary of the Company within the meaning of section 9 of the Corporations Act.

Tax includes any tax, levy, impost, deduction, charge, rate, contribution, duty or withholding which is assessed (or deemed to be assessed), levied, imposed or made by any government or any governmental, semi-governmental or judicial entity or authority together with any interest, penalty, fine, charge, fee or other amount assessed (or deemed to be assessed), levied, imposed or made on or in respect of any or all of the foregoing.

Target Bonus Amount has the meaning given in clause 3.1.

Termination by Mutual Agreement means termination of a Participant’s employment with a Group Company that occurs as a result of a mutual agreement between the Participant and the Group Company.

Trustee means the trustee or trustees for the time being of any employee share ownership scheme or plan trust established by the Company, the beneficiaries of which include the Participants.

Uncontrollable Event means death, serious injury, disability or illness which prohibits continued employment, forced early retirement, retrenchment or redundancy, or such other circumstances which results in a Participant leaving the employment of a Group Company and which RemCo determines is an Uncontrollable Event (but excluding a Controllable Event or where the business or company for which the Participant works is sold outside the Group).

2.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

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Group Incentive Scheme

(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(e)	A reference to a clause is to a clause of the Scheme.

(f)	A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by the Scheme.

(g)	A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

(h)	A reference to conduct includes any omission and any statement or undertaking, whether or not in writing.

(i)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(j)	Mentioning anything after include, includes or including does not limit what else might be included.

3.	Invitation to participate

3.1	Invitations

(a)	RemCo may from time to time in its absolute discretion issue or cause to be issued Invitations on behalf of the Company to Eligible Employees. That Invitation will be in such form as RemCo determines from time to time and will include the following information:

(i)	the date of the Invitation;

(ii)	the name of the Eligible Employee to whom the Invitation is made;

(iii)	the percentage of the Eligible Employee’s Gross Salary which is capable of being received as a bonus if target performance criteria are met (Target Bonus Amount), which percentage will be capped at a maximum of 140% (with the actual percentage for each Eligible Employee determined by RemCo or its delegate);

(iv)	the scorecard for the Eligible Employee, establishing threshold, target and stretch performance criteria and the percentage applicable to achievement of the relevant criteria (Achievement Percentage), which percentage will range between 0% and a maximum of 200% for each key performance indicator, with 0% for failing to meet threshold criteria, 100% for meeting target criteria and 200% for meeting or exceeding all stretch criteria, provided that for the purpose of the calculation in (v) below, the maximum overall Achievement Percentage that an individual can receive is capped at 150%;

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Group Incentive Scheme

(v)	the maximum total bonus amount which can be achieved by the Eligible Employee (determined by multiplying the Target Bonus Amount by the maximum Achievement Percentage (Potential Bonus Amount));

(vi)	that 50% of the actual bonus amount will constitute the STI Amount and that 50% of the actual bonus amount will constitute the LTI Amount;

(vii)	any Minimum Shareholding Requirement applicable to the Eligible Employee; and

(viii)	the time period in which an Eligible Employee may elect not to accept the Invitation by returning a duly completed Non-Participation Form.

(b)	Invitations may be made by RemCo on a differential basis to Eligible Employees, different classes of Eligible Employees or to Eligible Employees within the same class, as the case may be.

(c)	Notwithstanding the issue of an Invitation by RemCo as provided for in 3.1(a), if circumstances arise which RemCo determines in its absolute discretion require changes to the items specified in clauses 3.1(a)(iii) to (viii) (but not to levels higher than the maximum amounts specified above) for the current Performance Year, RemCo may make those changes and provide appropriate notification to the relevant employee.

3.2	Deemed Acceptance

(a)	An Eligible Employee who receives an Invitation will be deemed to have accepted the Invitation to participate in the Scheme unless the Eligible Employee returns a duly completed Non-Participation Form within the time period and as otherwise specified in the Invitation.

(b)	For the avoidance of doubt, RemCo in its sole discretion can refuse to allow an Eligible Employee to participate in the Scheme even though the Eligible Employee is deemed to have accepted the Invitation in accordance with paragraph (a).

(c)	A Participant who is deemed to have accepted an Invitation in accordance with clause 3.2(a) and who has received a revised Invitation in accordance with clause 3.1(c) will be deemed to have accepted the revised Invitation from the date the notification of that revised Invitation is received.

3.3	Participants

Provided no duly completed Non-Participation Form is received within the time period and as otherwise specified in the Invitation and subject to clause 3.2(b), and provided further that the Eligible Employee is then still in the full-time or part-time employment of a Group Company, the Eligible Employee will be entitled to participate in the Scheme according to its terms.

3.4	Confirmation

Following the announcement of the annual results for the Performance Year, a Confirmation will be issued to each Participant. The Confirmation will be in such form as RemCo determines from time to time and will include the following information:

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Group Incentive Scheme

(a)	the date of the Confirmation;

(b)	the name of the Participant;

(c)	subject to clauses 3.1(c), 4 and 19, the determination of the Participant’s Bonus Amount for that year (determined by multiplying the Participant’s Target Bonus Amount by their actual Achievement Percentage for the Performance Year);

(d)	the Participant’s STI Amount and LTI Amount for the Performance Year;

(e)	the choices available to the Participant in relation to the LTI Amount, being whether the Participant wishes to receive Deferred Shares and/or Options and specification of the LTI Proportion choices (if any) which are available to the Participant;

(f)	the dates on which Deferred Shares (if any) will become exercisable or be Awarded, the dates on which Options (if any) will become exercisable and (if applicable) the exercise period for those Deferred Shares and Options; and

(g)	the date by which (and the manner in which) the Participant must inform RemCo of their choices in relation to the LTI for the relevant Performance Year.

SHORT TERM INCENTIVE

4.	RemCo Discretion

RemCo may in its absolute discretion (acting in accordance with clause 18(f)) determine that notwithstanding the determination of a Participant’s STI Amount in accordance with the Participant’s scorecard, no STI Amount shall be granted or paid to any Participant for a Performance Year.

5.	STI Amount

(a)	A Participant will receive their STI Amount in the form of a Cash Payment.

(b)	The Cash Payment will be paid (less any tax, social security contributions or other levies) to a Participant as soon as reasonably practicable following the Confirmation issued for the Performance Year (which shall not be prior to the announcement of the annual results).

(c)	The Cash Payment will be payable by any Group Company.

(d)	The Cash Payment will be paid to the Participant as directed by the Participant.

(e)	The Cash Payment will be paid in the local currency of the jurisdiction in which the Participant is located.

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Group Incentive Scheme

LONG TERM INCENTIVE

6.	Election

(a)	A Participant must elect to receive the LTI in the form of Deferred Shares or Options or a combination of the two by specifying the relevant percentage following receipt by the Participant of the Confirmation.

(b)	If no election is made by the date specified in the Confirmation, the Participant will be deemed to have elected an LTI Proportion of 100% in the form of Deferred Shares.

(c)	A Participant will not pay anything for the grant of Deferred Shares or Options.

(d)	The percentage choices which a Participant may elect to receive in the form of Deferred Shares or Options will be set by RemCo.

LONG AND SHORT TERM INCENTIVE

7.	Deferred Shares

7.1	Grant of Deferred Shares

The Company will grant to each Participant in satisfaction of all or part of their LTI Proportion of their LTI Amount, the number of Deferred Shares determined in accordance with clause 7.2.

A Participant will not pay anything for the grant of the Deferred Shares. Deferred Shares will be granted on a date determined by RemCo which will be during the Grant Period.

7.2	Number of Deferred Shares

The number of Deferred Shares to be granted to a Participant will be calculated by multiplying the amount of the Participant’s LTI Amount by the LTI Proportion that the Participant has elected (or is deemed to have elected) to receive in the form of Deferred Shares, and dividing that amount by the Market Value on the date on which the Deferred Shares are granted.

7.3	Exercise or Award of Deferred Shares

(a)	Subject to clause 7.3(c) and clauses 11 to 16, Deferred Shares which are granted as options may only be exercised during a period determined by RemCo, which will start on or as soon as practicable after:

(i)	in the case of a Participant who is a director or PDMR of the Company, the first non-Prohibited Period date which occurs 2 years after the end of the Performance Year in respect of which the Deferred Shares are granted; and

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Group Incentive Scheme

(ii)	in the case of other Participants, the first non-Close Period date which occurs 2 years after the end of the Performance Year in respect of which the Deferred Shares are granted and, in each case, ending 3 years after the start of the exercise period.

(b)	Subject to clause 7.3(c) and clauses 11 to 16, Deferred Shares which are granted as conditional rights may only be Awarded on a date determined by RemCo, which will be on or as soon as practicable after:

(i)	in the case of a Participant who is a director or PDMR of the Company, the first non-Prohibited Period date which occurs 2 years after the end of the Performance Year in respect of which the Deferred Shares are granted; and;

(ii)	in the case of other Participants the first non-Close Period date which occurs 2 years after the end of the Performance Year in respect of which the Deferred Shares are granted.

(c)	Subject to the operation of section 409A of the US Internal Revenue Code, RemCo may (if it considers appropriate) determine that the exercise period of Deferred Shares which are granted as Options to Restricted Persons who are not directors or PDMRs of the Company starts, or that Deferred Shares which are granted as conditional rights to Restricted Persons who are not directors or PDMRs of the Company are Awarded on or as soon as practicable after the first non-Prohibited Period date which occurs 2 years after the end of the Performance Year in respect of which the Deferred Shares are granted.

7.4	Exercise or Award Price

RemCo will set the amount which will be payable by a Participant upon exercise or Award of a Deferred Share, which could be zero, a nominal amount or some higher amount.

8.	Options

8.1	Grant

The Company will grant to each Participant in satisfaction of all or part of their LTI Proportion of their LTI Amount, the number of Options determined in accordance with clause 8.2.

A Participant will not pay anything for the grant of the Options. Options will be granted on a date determined by RemCo which will be during the Grant Period.

8.2	Number of Options

The number of Options to be granted to a Participant will be calculated by multiplying the Participant’s LTI Amount by the LTI Proportion that the Participant has elected to receive in the form of Options and dividing that amount by the Option Value.

If the Black Scholes option valuation model is used, RemCo will use the Market Value of a Share on or about the date of grant and an exercise price and term for the options established in accordance with the Scheme. In addition,

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Group Incentive Scheme

RemCo will determine the risk free rate by considering the 3 year bank bill rate on or about the date of grant, the dividend yield by considering the prior year’s ordinary dividend yield and the volatility by considering either or both of the average volatility of the Company’s shares over the medium term or the implied volatility from publicly traded options over the Company’s shares.

8.3	Exercise of Options

(a)	Subject to clause 8.3(b) and clauses 11 to 16, Options may only be exercised during a period determined by RemCo, which will start on or as soon as practicable after:

(i)	in the case of a Participant who is a director or PDMR of the Company, the first non-Prohibited Period date which occurs 2 years after the end of the Performance Year in respect of which the Options are granted; and

(ii)	in the case of other Participants, the first non-Close Period date which occurs 2 years after the end of the Performance Year in respect of which the Options are granted,

and, in each case, ending 3 years after the start of the exercise period.

(b)	Subject to the operation of section 409A of the US Internal Revenue Code, RemCo may (if it considers appropriate) determine that the exercise period of Options awarded to Restricted Persons who are not directors or PDMRs of the Company will start on or as soon as practicable after the first non-Prohibited Period date which occurs 2 years after the end of the Performance Year in respect of which the Options are granted.

8.4	Exercise Price

The exercise price of an Option will be the Market Value on the date an Option is granted.

9.	Minimum Shareholding Requirement

9.1	Setting requirement

RemCo may in its discretion determine that a Minimum Shareholding Requirement will apply to Participants and may determine the procedure and times for calculating such Minimum Shareholding Requirement.

9.2	Application of Holding Lock

If upon the exercise or Award of Deferred Shares or upon the exercise of Options a Participant fails to meet the Minimum Shareholding Requirement, a Holding Lock will be applied by the Company to such number of Shares to be issued or transferred to a Participant under the Scheme as is necessary to meet that Minimum Shareholding Requirement, subject to a maximum limit of 25% of the number of Shares to be issued or transferred to the Participant in any one year. Each Participant agrees that any such Shares will be subject to a Holding Lock for the duration of the Holding Lock Period.

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9.3	Shares already held

For the purposes of determining whether a Participant meets the Minimum Shareholding Requirement, RemCo may take into account any Shares or shares in Plc in which the Participant shows to the satisfaction of RemCo he or she has a Relevant Interest.

9.4	Enforcement by RemCo

RemCo will be entitled to prescribe, take and enforce such action, steps or arrangements as it considers necessary, desirable or appropriate to enforce or give further effect to the provisions of clause 9.2 so as to ensure the Minimum Shareholding Requirement is satisfied.

9.5	Release Request

RemCo may in its discretion release the Holding Lock applied to all or some of a Participant’s Shares following a written request to do so made by a Participant on the grounds of hardship (other than exposure by the Participant to share price fluctuations) suffered or being suffered by that Participant.

10.	Other provisions

10.1	New issues

A Deferred Share or Option does not confer on a Participant the right to participate in new issues of Shares by the Company, including by way of bonus issue, rights issue or otherwise until the relevant Shares are either issued or transferred to that Participant.

10.2	Grant Period

All grants of Deferred Shares and Options shall be made during the Grant Period which will be either:

(a)	within the 42 days starting on any of the following:

(i)	the day after the announcement of the Company’s results to the ASX for any period;

(ii)	any day on which changes to the Law affecting such Deferred Shares or Options are announced, effected or made; or

(iii)	if RemCo cannot make any grant due to restrictions imposed by statute, order, regulation, government directions or the BHPB Securities Dealing Code, within 42 days of the lifting of such restrictions; or

(b)	as soon as practicable after the annual general meeting for the Company and Plc is held.

10.3	Securities Dealing Code

All grants of Deferred Shares and Options, any exercise of Options and all Shares to be issued or transferred upon exercise or Award pursuant to the Scheme must be in accordance with and will be subject to the BHPB Securities Dealing Code as amended or replaced from time to time.

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10.4	Security Interest

Subject to clause 10.8, Participants will not grant any Security Interest in or over or otherwise dispose of or deal with any Deferred Shares or Options or any interest in them until the relevant Shares are either issued or transferred to that Participant, and any such Security Interest or disposal or dealing will not be recognised in any manner by the Company.

10.5	Rounding

Where the number of Deferred Shares or Options to be granted is not a whole number, the number will be rounded down to the next whole number.

10.6	Exercise procedure

The manner in which Deferred Shares and Options may be exercised will be determined by RemCo from time to time.

10.7	Lapse

All Deferred Shares and Options which have not been exercised at the expiry of the relevant exercise period will lapse. If more than one such period applies, then the provision which results in the earliest lapse will prevail.

10.8	Not transferable

(a)	Except on the death of a Participant, Deferred Shares and Options may not be transferred, assigned or novated except with the approval of RemCo.

(b)	RemCo may in its discretion determine that where a Participant requests in writing, a Deferred Share or Option which is exercisable may be transferred to his or her spouse or children or step-children under the age of 18 years or to any trust for the benefit of those people, provided that the Deferred Share or Option is exercised within 20 Business Days of the transfer. Where the Deferred Share or Option is not exercised within 20 Business Days of the transfer, the Deferred Share or Option will lapse.

10.9	Dividend Equivalent Payment

(a)	RemCo will authorise a Dividend Equivalent Payment in respect of a Share that is transferred or issued following the exercise or Award of a Deferred Share or the exercise of an Option.

(b)	The Dividend Equivalent Payment will be paid (less any tax, social security contributions or other levies) to a Participant as soon as reasonably practicable following the issue or transfer of a Share.

(c)	The Dividend Equivalent Payment will not be grossed up or otherwise adjusted to account for any Tax consequences which would have applied if the payment was actually the payment of a dividend.

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(d)	The Dividend Equivalent Payment will be payable by any Group Company.

(e)	The Dividend Equivalent Payment will be paid to the Participant as directed by the Participant.

(f)	The Dividend Equivalent Payment will be paid in the local currency of the jurisdiction in which the Participant is located.

EVENTS

11.	Events

The provisions of clauses 12 to 16 apply on the occurrence of the relevant Event. Where there is any doubt as to whether a set of circumstances constitutes a particular Event or those circumstances may constitute one or more different Events, the relevant provision to be applied to those circumstances will be determined by RemCo in its absolute discretion.

12.	Leaver Provisions

12.1	Uncontrollable Event, Termination by Mutual Agreement or Retirement

Where a Participant leaves the employment of a Group Company because of an Uncontrollable Event, Termination by Mutual Agreement or Retirement, then:

(a)	the Participant’s Deferred Shares will become immediately exercisable or will be immediately Awarded and, where relevant, may be exercised by his or her personal representatives; and

(b)	the Participant’s Options will become immediately exercisable and, where relevant, may be exercised by his or her personal representatives.

Subject to clauses 11 to 16, any Deferred Shares or Options which become exercisable at the time of the Uncontrollable Event, Termination by Mutual Agreement or Retirement under clause 12.1(a) and (b), may be exercised from the first non-Prohibited Period date following the relevant event until 3 years after that date.

12.2	Controllable Event

Where a Participant leaves the employment of a Group Company because of a Controllable Event, then:

(a)	the Participant’s Deferred Shares which are not then exercisable or Awarded will lapse; and

(b)	the Participant’s Options which are not then exercisable will lapse.

Subject to clauses 11 to 16, any Deferred Shares or Options which were exercisable at the time of the Controllable Event will remain exercisable for the remainder of the exercise period applying to those Deferred Shares or Options.

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12.3	Dismissal

Where a Participant leaves the employment of a Group Company because of Dismissal, then:

(a)	the Participant’s Deferred Shares which are not then exercisable or Awarded will lapse;

(b)	the Participant’s Options which are not then exercisable will lapse; and

(c)	the Participant’s Deferred Shares or Options which were exerciseable at the time of Dismissal will lapse.

12.4	Current Performance Year

(a)	Where a Participant leaves the employment of a Group Company during a Performance Year because of an Uncontrollable Event, Termination by Mutual Agreement or Retirement, the Participant shall not be entitled to any STI Amount for the Performance Year unless RemCo determines in its absolute discretion to pay a pro-rata amount of the STI Amount in respect of the current Performance Year based on the length of employment and performance of the Eligible Employee up to that date.

(b)	Where a Participant leaves the employment of a Group Company during a Performance Year because of a Controllable Event or Dismissal, no STI Amount (and no pro-rata amount) will be paid in respect of the current Performance Year.

(c)	Where a Participant leaves the employment of a Group Company during a Performance Year for any reason, no LTI Amount will be granted in respect of the current Performance Year.

12.5	Leaving before grant

Where an Eligible Employee leaves the employment of a Group Company for any reason after the end of a Performance Year but before the date of grant or payment of any LTI or STI in respect of that Performance Year, no LTI Amount or STI Amount will be granted or paid in respect of that Performance Year, but RemCo may determine in its discretion to pay an amount in respect of the Eligible Employee’s performance for that year.

12.6	Other Leavers

Other than as specified in clauses 12.1 to 12.5, if a Participant leaves the employment of a Group Company for any reason, including where the business or company for which the Participant works is sold outside the Group, then RemCo in its discretion will determine the rights of a Participant to the exercise or Award of Deferred Shares or the exercise of Options (or the lapse of such Deferred Shares or Options, as the case may be). In those circumstances, no LTI Amount will be awarded for the current Performance Year but RemCo may determine in its discretion to pay an STI Amount in respect of the current Performance Year.

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12.7	Global Mobility

(a)	Where a Participant transfers employment to Plc or a subsidiary of Plc or any other company in which either the Company or Plc or both have an interest and which RemCo designates for this purpose (Connected Company), the Participant will:

(i)	not be treated for the purposes of the Scheme as leaving the employment of a Group Company until he or she is no longer employed by a Group Company, Plc, a subsidiary of Plc or the Connected Company;

(ii)	maintain any unexercised Deferred Shares or Options granted under the Scheme and remain eligible to receive an award in respect of the current Performance Year in accordance with the Scheme; and

(iii)	at the discretion of RemCo (including consideration by RemCo of the transfer date) and on terms approved by RemCo, have his or her Bonus Amount for the current Performance Year calculated by reference to the Group and the Plc Group on a combined basis.

(b)	After the transfer of a Participant to Plc or a subsidiary of Plc, the Participant will only be eligible to be invited to participate in the Plc Scheme in respect of any year after the Performance Year in which he or she transfers.

13.	Joining Provisions

Where an employee joins a Group Company after the commencement of a Performance Year and RemCo selects that employee to participate in the Scheme, the terms of the Eligible Employee’s participation will be determined by RemCo, based in part on consideration of the length of time remaining in the Performance Year. The Eligible Employee will then be issued an Invitation in accordance with clause 3.1, with any required modifications. The Eligible Employee will not be entitled to any STI or LTI for any Performance Years before the Performance Year in which the employee joined the Group Company.

14.	Temporary or Unpaid Leave

Subject to applicable laws:

(a)	if a Participant goes on temporary leave due to serious injury, disability or illness or for parental leave, long service leave or unpaid leave which is not dealt with in clause 14(b), RemCo may, in its absolute discretion, reduce the Participant’s Bonus Amount for the Performance Years in which the leave falls on a pro-rata basis to reflect the period of leave; and

(b)	If a Participant takes unpaid leave from a Group Company for a minimum of six consecutive months, the Participant’s Bonus Amount (if any) for the Performance Years in which the leave falls will be determined by RemCo in its absolute discretion.

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15.	Breach, fraud or dishonesty

If in the opinion of RemCo an Eligible Employee or Participant acts fraudulently or dishonestly or is in material breach of his or her obligations to any Group Company (or a Plc Group Company) then RemCo may in its absolute discretion determine that:

(a)	no STI Amount or LTI Amount will be awarded for the current Performance Year;

(b)	all the Participant’s Deferred Shares will lapse; and

(c)	all the Participant’s Options will lapse,

and	RemCo’s decision will be final and binding.

16.	Takeover, Reconstruction and Winding Up

Upon a Control Event occurring, then:

(a)	all Shares held by a Participant under the Scheme which are subject to a Holding Lock will be released;

(b)	all Deferred Shares will immediately become exercisable or will be immediately Awarded but, if not exercised (where required), will lapse 6 months after the date the Control Event occurs; and

(c)	all Options will immediately become exercisable but will lapse 6 months after the date the Control Event occurs.

GENERAL MATTERS

17.	Commencement

The Scheme will take effect on the date specified by RemCo, being a date on or following the date of resolution by the shareholders of the Company and Plc approving the Scheme.

18.	Administration of the Scheme

(a)	The Scheme will be administered by RemCo. RemCo will have power to delegate the exercise of its powers or discretions arising under the Scheme to any one or more persons (including, but not restricted to, a sub-committee of RemCo) for such period and on such conditions as RemCo may determine.

(b)	RemCo may at any time appoint or engage specialist service providers for the operation and administration of the Scheme.

(c)	RemCo will ensure a complete register of Participants is maintained to facilitate efficient management and administration and to comply with regulatory reporting requirements.

(d)	Shares to be provided under the Scheme in satisfaction of an Award or an exercise of an Option may either be satisfied by the issue of new Shares or by the transfer of existing Shares.

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(e)	The Scheme may be administered in conjunction with an employee share ownership scheme or plan trust and for these purposes the Company may issue Shares or grant options to the Trustee to facilitate the awards made under the Scheme. The transfer of a Share by the Trustee to a Participant will satisfy the obligation of the Company to issue or transfer a share to a Participant under the Scheme.

(f)	Where RemCo is required to make a determination or is entitled to exercise discretion in respect of the Scheme, that determination or discretion shall be exercised reasonably and in good faith.

19.	Amendment of the Scheme

19.1	Amendments

(a)	The Board, on advice from RemCo, may at any time and from time to time by resolution alter the Scheme.

(b)	Without limiting paragraph (a), the Board may alter the Scheme by creating sub-schemes based on the terms and conditions set out in the Scheme to apply to Eligible Employees employed in, resident in, or who are citizens of, countries other than Australia in order to take account of securities, exchange control, taxation or employment laws or regulations, or similar factors, in countries in which the Scheme is to be implemented. The limits in clause 20 will apply to any such sub-scheme.

19.2	Shareholder approval

Subject to clause 19.3, any alteration to the Scheme which:

(a)	is to the advantage of Participants and which amends:

(i)	the definition of “Eligible Employee”;

(ii)	the limitations on the number of Shares which may be issued under the Scheme;

(iii)	any limit on benefits or any category of benefit that may be granted under the Scheme to any one Participant;

(iv)	the means of determining the exercise price of an Option;

(v)	any rights attaching to the Deferred Shares or Options;

(vi)	the rights of the holders of Deferred Shares or Options in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(vii)	the terms of this clause 19.2; or

(b)	relates to directors of the Company participating in the Scheme, will require the prior approval by ordinary

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resolution of the members of the Company and Plc as a Joint Electorate Action, provided that this does not relate to the creation of sub-schemes in accordance with clause 19.1.

19.3	Minor Alterations

Clause 19.2 will not apply to any minor alteration to benefit the administration of the Scheme or any alteration to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Company.

19.4	Listing Rules

Any amendment to the Scheme is subject to any restrictions or procedural requirements relating to the amendment of the rules of an employee incentive scheme imposed by the Listing Rules.

20.	Issue limitations

20.1	10% in 10 years

The number of Shares which may be Allocated under the Scheme on any day must not exceed 10% of the combined issued ordinary share capital of the Company and Plc immediately before that day, when added to the total number of Shares which have been Allocated in the previous 10 years under the Scheme and any other employee share scheme operated by the Company or Plc.

20.2	5% in 10 years

The number of Shares which may be Allocated under the Scheme on any day must not exceed 5% of the combined issued ordinary share capital of the Company and Plc immediately before that day when added to the total number of Shares which have been Allocated in the previous 10 years under the Scheme and any other discretionary share scheme adopted by the Company or Plc. This limit may be exceeded where vesting is dependent on the achievement of stretching performance criteria.

20.3	Exclusions

Where the right to acquire Shares is released or lapses without being exercised or Awarded, the Shares concerned are ignored when calculating the limits in this clause 20.

21.	No interest or right until grant or exercise

(a)	An Eligible Employee has no entitlement to be granted any Deferred Share or Option unless and until such Deferred Share or Option is granted.

(b)	Unless and until a Deferred Share is exercised or Awarded or an Option is exercised and the relevant Shares are either issued or transferred to that Participant as a result of that Award or exercise, a Participant has no interest in those Shares.

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22.	Ranking and Listing

(a)	All Shares issued or transferred to a Participant under this Scheme, will, from the date of issue or transfer, rank equally with all other issued Shares. If necessary, the Company will apply for official quotation of these shares on each stock exchange on which Shares are quoted.

(b)	The Options and Deferred Shares will not be listed for quotation on any stock exchange.

23.	Capital Events

23.1	Variation of Capital

If there are certain variations of the share capital of the Company including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or other distribution in specie, RemCo may make such adjustments as it considers appropriate under clause 23.2 in accordance with the provisions of the Listing Rules.

23.2	Adjustments

An adjustment made under this clause will be to one or more of the following:

(a)	the number of Shares subject to any Deferred Share or Option;

(b)	the exercise price for an Option; or

(c)	where the Deferred Share or Option has been exercised but no Shares have been issued or transferred following the exercise, the number of Shares which may be issued or transferred.

23.3	Notice of Variation

As soon as reasonably practicable after making any adjustment under clause 23.2, RemCo will give notice in writing of the adjustment to any Participant affected by it.

24.	Law, Listing Rules and the Constitution

The Scheme and all offers and issues of Deferred Shares and Options under the Scheme are subject to the Law, the Listing Rules and the Constitution, each as in force from time to time.

25.	Rights of Participants

Nothing in this Scheme or participation in the Scheme:

(a)	confers on any Eligible Employee or Participant the right to continue as an employee of any Group Company;

(b)	confers on any Employee the right to become or remain an Eligible Employee or Participant or to participate under the Scheme;

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(c)	will be taken into account in determining a Participant’s salary or remuneration for the purposes of superannuation or other pension arrangements;

(d)	affects the rights and obligations of any Eligible Employee or Participant under the terms of their office or employment with any Group Company;

(e)	affects any rights which a Group Company may have to terminate the employment of an Eligible Employee or Participant or will be taken into account in determining an Eligible Employee’s or Participant’s termination or severance pay;

(f)	may be used to increase damages in any action brought against any Group Company in respect of any such termination; and

(g)	confers any responsibility or liability on any Group Company or its directors, officers, employees, representatives or agents in respect of any taxation liabilities of the Eligible Employee or Participant.

26.	Termination and suspension

(a)	Grants of awards under this Scheme may only be made for a period of 10 years commencing on the date on which the Scheme is approved by the Company’s shareholders. RemCo will, however, review the Scheme after it has been in effect for 5 years to ensure that it is still meeting its objectives and will report on that review to shareholders.

(b)	RemCo may at any time, and at it’s complete discretion, suspend or terminate the Scheme without notice to Participants. The suspension or termination of the Scheme will not affect any existing grants of Deferred Shares or Options already made under the Scheme and the terms of the Scheme will continue to apply to such grants provided that, in the case of termination, all Shares then subject to a Holding Lock will be released from the Holding Lock on the date of termination or on such other date specified by RemCo.

27.	General

27.1	Costs and Expenses

The Company will pay all expenses, costs and charges in relation to the establishment, implementation and administration of the Scheme, including all costs incurred in or associated with the payment of any Cash Payment, the issue or purchase of Shares (except for Taxes which are payable by Participants and the exercise or Award price (if any) for the Deferred Shares and the exercise price of Options) for the purposes of the Scheme. Each Group Company will, if required by RemCo, reimburse the Company for any such costs and charges to the extent that they relate to its employees or former employees.

27.2	Withholding

(a)

If any person (not being the Participant) is obliged as a result of or in connection with the payment of any Cash Payment, the grant, vesting, exercise or Award of any Deferred Shares or Options or the payment of a Dividend

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Equivalent Payment to account for income tax or employment taxes under any wage, withholding or other arrangements or for any other tax, social security contributions or levy or charge of a similar nature, then that person is entitled to be reimbursed by the Participant for the amounts so paid or payable.

(b)	Where paragraph (a) applies, the Company is not obliged to pay the relevant amount or issue or transfer the relevant Shares to the Participant unless the relevant person is satisfied that arrangements have been made for reimbursement. Those arrangements may include, without limitation, the sale, on behalf of the Participant, of Shares issued or transferred or otherwise to be issued or transferred to the Participant and where this happens, the Participant will also reimburse the costs of any such sale (e.g. stamp duty, brokerage, etc.)

(c)	RemCo may require any Participant, as a condition of exercise or Award of any Deferred Shares or the exercise of any Options, to enter into an agreement transferring any liability of any Group Company to social security contributions in respect of those shares or options.

27.3	Data protection

By electing not to return a Non-Participation Form, each Participant consents to the holding and processing of personal data provided by the Participant to any Group Company for all purposes relating to the operation of the Scheme. These include, but are not limited to:

(a)	administering and maintaining Participants’ records;

(b)	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Scheme;

(c)	providing information to future purchasers of the Company or the business in which the Participant works;

(d)	transferring information about the Participant to a country or territory outside Australia.

27.4	Mistaken Recipient

(a)	If any Deferred Share or Option is granted under this Scheme in error or by mistake to a person who is not the intended recipient (Mistaken Recipient), the Mistaken Recipient shall have no right or interest, and shall be taken never to have had any right or interest in that Deferred Share or Option and those Deferred Shares and Options will immediately lapse.

(b)	If any Cash Payment or Dividend Equivalent Payment is paid under this Scheme in error or by mistake to a person who is not the intended recipient (Mistaken Recipient), the Mistaken Recipient shall have no right to retain in that Cash Payment or Dividend Equivalent Payment and the Company may take whatever steps it deems reasonably necessary to seek repayment of that Cash Payment or Dividend Equivalent Payment.

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27.5	Dispute

Any disputes or differences of any nature arising under the Scheme will be referred to RemCo and its decision will be final and binding in all respects.

27.6	Notices

Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending it by post or fax or email, in the case of a company to its registered office (or any other address notified by that company from time to time (Notified Address)) or the fax number (if any) of that registered office (or Notified Address), and in the case of an individual to their last known address, fax number, email address or, if they are a director or employee of a Group Company, either to their last known address, fax number or to the address of the place of business at which they carry out all or most of their duties, or to the fax number or email address relating to that address.

27.7	Governing Law

This Scheme and the rights of Eligible Employees and Participants under the Scheme are governed by the laws in force in the State of Victoria, Australia.

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